FOR IMMEDIATE RELEASE	Contact:	Cindy Knoebel
VP, Financial & Corporate
Communications
VF Services, Inc.
(212) 841-7141/(336) 424-6189

VF UPDATES FIRST QUARTER GUIDANCE TO REFLECT
STRONGER THAN EXPECTED SALES AND EPS
Results to be Released April 27

Greensboro, North Carolina – March 24, 2004 – VF Corporation (NYSE: VFC) today updated its first quarter guidance to reflect stronger than expected sales of its products at retail in most of its businesses. The Company now expects the sales increase in the quarter ending April 3, 2004 will be at the high end of its previous guidance of an 8 to 10% increase over prior year levels. The Company also expects earnings per share could increase by 5% versus its prior guidance that EPS would be flat with 2003 levels.

At the present time, the Company is not revising its guidance for the full year and will provide an update on its first quarter performance and full year outlook when it releases first quarter results on Tuesday, April 27.

Cautionary Statement on Forward-looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company’s business; the availability of new acquisitions that increase shareholder value; our ability to successfully integrate and to achieve sales and earnings growth from new acquisitions; the Company’s ability to complete its planned divestitures; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

About the Company
VF Corporation is the world’s largest apparel company and a leader in jeanswear, intimate apparel, sportswear, workwear and daypacks. Its principal brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Nautica®, Earl Jean®, John Varvatos®, Healthtex®, JanSport®, Eastpak®, The North Face®, Lee Sport® and Red Kap®.

VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.

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